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                                                               Exhibit (h)(xiii)

                                     Form of
                 Fee Waiver and Expense Reimbursement Agreement


May 28, 2004


Undiscovered Managers Funds (the "Trust"), on behalf of its
Undiscovered Managers Behavioral Growth Fund series (the "Fund")


Dear Sirs:

     JPMorgan Chase Bank hereby agrees to pay any operating expenses of the Fund to the extent necessary to limit the operating expenses of the Fund (exclusive of interest, taxes and extraordinary expenses) to the annual rate (as a percentage of the average daily net assets attributable to each class of shares of the Fund) of 2.15 percent for the Fund's Class B and Class C shares.

     JPMorgan Chase Bank understands and intends that the Trust will rely on this letter agreement in preparing and filing its registration statements on Form N-1A and in accruing the Fund's expenses for purposes of calculating net asset value and for other purposes, and expressly permits the Trust to do so.

     The initial term of this letter agreement (the "Initial Term") shall be for a period commencing on the date first above written and ending on May 28, 2005. This letter agreement shall be renewed automatically for successive periods of one year after the Initial Term, unless written notice of termination is provided by JPMorgan Chase Bank to the Trust not less than 10 days prior to the end of the then-current term.

     Please acknowledge acceptance on the enclosed copy of this letter.

                                          Very truly yours,

                                          JPMORGAN CHASE BANK


                                          By:
                                             -----------------------------------
                                          Name:
                                          Title:
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                                          Accepted and agreed by:

                                          UNDISCOVERED MANAGERS FUNDS
                                          on behalf of its Undiscovered Managers
                                          Behavioral Growth Fund series


                                          By:
                                             -----------------------------------
                                          Name:
                                          Title:


                                     NOTICE

A copy of the Agreement and Declaration of Trust establishing the Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this letter agreement is executed with respect to the Fund on behalf of the Trust by an officer of the Trust as an officer and not individually and that the obligations of or arising out of this letter agreement are not binding upon any of the trustees, officers or shareholders individually but are binding only upon the assets and property belonging to the Fund.

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